UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2017

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

521 Railroad Avenue

Suisun City, California 94585

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 421-1300

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2017, the Board approved a form of indemnification agreement (the “Indemnification Agreement”), to be entered into, from to time, between the Company and its current and prospective officers and directors (each an “Indemnitee”). The Indemnification Agreement clarifies and supplements the indemnification rights of the Indemnitees that are currently provided, inter alia, by Delaware law and under the Company’s Amended and Restated Bylaws (the “Bylaws”).

Under the terms of the Indemnification Agreement, subject to certain exceptions specified therein, the Company will indemnify an Indemnitee to the fullest extent permitted by Delaware law in the event the Indemnitee becomes subject to or a participant in certain claims or proceedings as a result of the Indemnitee’s service to the Company as an officer or director. The Company will also, subject to certain exceptions and repayment conditions, advance to the Indemnitee specified indemnifiable expenses incurred in connection with certain claims or proceedings. The Indemnification Agreement also provides procedures that will apply in the event that an Indemnitee intends to make a request for indemnification or advancement of expenses.

The foregoing description of the Indemnification Agreement is not complete and is qualified entirely by reference to the full text of the Indemnification Agreement attached hereto as Exhibit 10.1.

The Company has entered into an Indemnification Agreement, substantially in the form attached hereto as Exhibit 10.1, with Sebastian Giordano, the Company’s Chief Executive Officer and a director of the Company, David Allen, the Company’s Chief Financial Officer, and Charles Benton, Norm Dumbroff, Edward Gildea, and Joshua Silverman, each a director of the Company.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Form of Indemnification Agreement

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: March 30, 2017	By:	/s/ Sebastian Giordano
	Name:	Sebastian Giordano
	Title:	Chief Executive Officer